EXECUTION VERSION

AMENDMENT NO. 8 TO AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

This AMENDMENT NO. 8 TO AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of March 23, 2023, is among RPM FUNDING CORPORATION, a Delaware corporation (“Seller”), RPM INTERNATIONAL INC., a Delaware corporation (“RPM-Delaware”), as servicer and as performance guarantor (in such capacity, the “Performance Guarantor”), SANTANDER BANK, N.A. (“Santander”), as a Purchaser, PNC BANK, NATIONAL ASSOCIATION (“PNC”), as a Purchaser and as administrative agent for the Purchasers (in such capacity, the “Administrative Agent”), and PNC CAPITAL MARKETS LLC, as structuring agent (in such capacity, the “Structuring Agent”).

RECITALS

1.
Seller, RPM-Delaware, Santander, PNC, Administrative Agent and Structuring Agent are parties to that certain Amended and Restated Receivables Purchase Agreement, dated as of May 9, 2014 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Agreement”).
2.
Seller, RPM-Delaware, Santander, PNC, Administrative Agent and Structuring Agent desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.
Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings ascribed thereto in, or by reference in, the Agreement.
SECTION 2.
Amendments to the Agreement. Effective as of the Effective Date (as defined below), the Agreement is hereby amended to incorporate the changes shown on the marked pages of the Agreement attached hereto as Exhibit A.
SECTION 3.
Representations and Warranties. Each of the Seller and RPM-Delaware hereby represents and warrants to the Purchasers and the Administrative Agent as of the date hereof and as of the Effective Date, as follows:
(a)
Representations and Warranties. The representations and warranties made by it in the Transaction Documents (including the Agreement, as amended hereby) are true and correct as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations or warranties were true and correct as of such earlier date) and as of the Effective Date (unless stated to relate solely to an earlier date, in which case such representations or warranties were true and correct as of such earlier date).
(b)
Enforceability. The execution and delivery by such Person of this Amendment, and the performance of each of its obligations under this Amendment and the Agreement, as amended hereby, are within its corporate powers and have been duly

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authorized by all necessary action on its part. This Amendment and the Agreement, as amended hereby, are such Person’s valid and legally binding obligations, enforceable in accordance with their terms.
(c)
No Default. Both before and immediately after giving effect to this Amendment and the transactions contemplated hereby, no Amortization Event or Potential Amortization Event exists or shall exist.
SECTION 4.
Conditions to Effectiveness. This Amendment shall become effective as of June 1, 2023 (the “Effective Date”), subject to the receipt by the Administrative Agent of counterparts of this Amendment (whether by facsimile or otherwise) executed by each of the parties hereto.
SECTION 5.
Effect of Amendment; Ratification. Except as specifically amended hereby, the Agreement is hereby ratified and confirmed in all respects, and all of its provisions shall remain in full force and effect. After this Amendment becomes effective, all references in the Agreement (or in any other Transaction Document) to “the Receivables Purchase Agreement”, “the Amended and Restated Receivables Purchase Agreement”, “this Agreement”, “hereof”, “herein”, or words of similar effect, in each case referring to the Agreement, shall be deemed to be references to the Agreement as amended hereby. This Amendment shall not be deemed to expressly or impliedly waive, amend, or supplement any provision of the Agreement other than as specifically set forth herein.
SECTION 6.
Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, and each counterpart shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
SECTION 7.
CHOICE OF LAW. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO).
SECTION 8.
WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AMENDMENT, ANY DOCUMENT EXECUTED BY THE SELLER PARTIES PURSUANT TO THE AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.
SECTION 9.
Section Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Agreement or any provision hereof or thereof.

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SECTION 10.
Transaction Document. This Amendment shall constitute a Transaction Document.
SECTION 11.
Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
SECTION 12.
Reaffirmation of Performance Guaranty. After giving effect to this Amendment and each of the other transactions contemplated hereby, all of the provisions of the Performance Guaranty shall remain in full force and effect and the Performance Guarantor hereby ratifies and affirms the Performance Guaranty and acknowledges that the Performance Guaranty has continued and shall continue in full force and effect in accordance with its terms.

[Signature pages to follow]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

RPM FUNDING CORPORATION,

as Seller

By: /s/ Edward W. Moore
Name: Edward W. Moore
Title: Secretary

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RPM INTERNATIONAL INC.,

as Servicer and Performance Guarantor

By: /s/ Edward W. Moore
Name: Edward W. Moore
Title: Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary

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SANTANDER BANK, N.A.,

as a Purchaser

By: /s/ Xavier Ruiz Sena
Name: Xavier Ruiz Sena
Title: Managing Director

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PNC BANK, NATIONAL ASSOCIATION,

as a Purchaser and as Administrative Agent

By: /s/ Deric Bradford
Name: Deric Bradford
Title: Senior Vice President

PNC CAPITAL MARKETS LLC,
as Structuring Agent

By: /s/ Deric Bradford
Name: Deric Bradford
Title: Managing Director

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Exhibit A
[Amendments to the Agreement]

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~~CONFORMED COPY~~

EXECUTION VERSION

Exhibit A to Amendment No. 8 to A&R Receivables Purchase Agreement,

dated as of March 23, 2023

CONFORMED COPY includes

Amendment No. 1, dated February 25, 2015

Amendment No. 2, dated May 2, 2017

Amendment No. 3, dated June 18, 2018

Amendment No. 4, dated May 8, 2020

Amendment No. 5, dated May 22, 2020

Amendment No. 6, dated March 18, 2021

Amendment No. 7, dated March 1, 2022

AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

Dated as of May 9, 2014

among

RPM FUNDING CORPORATION, as Seller,

RPM INTERNATIONAL INC., as Servicer,

PNC BANK, NATIONAL ASSOCIATION

SANTANDER BANK, N.A.

PNC BANK, NATIONAL ASSOCIATION, individually, as Administrative Agent and, PNC CAPITAL MARKETS LLC, as Structuring Agent

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Purchaser Interests of the Purchasers exceeds 100% or the Aggregate Capital of the Purchasers exceeds the Purchase Limit on any day, Seller shall pay to each of the Purchasers within one (1) Business Day (or if such day is not a Business Day, within two (2) Business Days) its respective Percentage of an amount to be applied to reduce its aggregate Capital outstanding, such that after giving effect so such payment, the aggregate of the Purchaser Interests equals or is less than 100% and the Aggregate Capital of the Purchasers equals or is less than the Purchase Limit.

Section 2.7 Clean Up Call. In addition to Seller’s rights pursuant to Section 1.3, Seller shall have the right on any Business Day (after providing written notice to the Administrative Agent and the Purchasers no later than 12:00 noon (New York time) on the proposed effective date), at any time following the reduction of the Aggregate Capital to a level that is less than 20.0% of the original Purchase Limit, to repurchase from the Purchasers all, but not less than all, of the then outstanding Purchaser Interests. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Purchaser except for a representation and warranty that the reconveyance to Seller is being made free and clear of any Adverse Claim created by the applicable Purchaser.

ARTICLE III.

[RESERVED]

ARTICLE IV.

PURCHASER FUNDING

Section 4.1 Purchaser Funding. Each Purchaser Interest shall accrue Yield for each day during its Tranche Period at either the ~~LTBO~~Term SOFR Rate, ~~LMIR~~Daily Simple SOFR or the Alternate Base Rate in accordance with the terms and conditions hereof. Until Seller gives notice to the applicable Purchaser of another Discount Rate in accordance with Section 4.4, the initial Discount Rate for any Purchaser Interest shall be ~~LMIR~~Daily Simple SOFR. Each Purchaser Interest acquired by a Purchaser shall be deemed to have a new Tranche Period commencing on the date of any such purchase.

Section 4.2 Yield Payments. On the Settlement Dale for each Purchaser Interest, Seller shall pay to the applicable Purchaser an aggregate amount equal to the accrued and unpaid Yield for the entire Tranche Period of each such Purchaser Interest in accordance with Article II.

Section 4.3 Selection and Continuation of Tranche Periods.

1.
Seller (or Servicer, on Seller’s behalf) shall from time to time request Tranche Periods for the Purchaser Interests of each Purchaser, provided that if at any time such Purchaser shall have a Purchaser Interest, Seller shall always request Tranche Periods such that at least one Tranche Period shall end on a Settlement Date.
2.
Seller, Servicer (on Seller’s behalf) or the applicable Purchaser, upon notice to and consent by the other received by 12:00 noon (New York time) on the last Business Day of a Tranche Period (the “Terminating Tranche”) for any Purchaser Interest, may, effective on the last day of the Terminating Tranche: (i) divide any such Purchaser Interest into multiple Purchaser Interests, (ii) combine any such Purchaser Interest with one or more other Purchaser Interests that have a Terminating Tranche ending on the same day as such Terminating Tranche or (iii) combine any such Purchaser Interest with a new Purchaser Interest to be purchased on the day such Terminating Tranche ends.

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~~Section 4.4- Discount Rates. Seller may select LMIR, the LIBO Rate,-or -the Alternate Base Rate for each Purchaser Interest of any Purchaser. Seller shall by 12:00 noon (New York time) on the last Business Days of any Terminating Tranche, give the applicable Purchaser irrevocable notice of the new Discount Rate for the Purchaser Interest associated with such Terminating Tranche. Until Seller gives notice to the applicable Purchaser of another Discount Rate, the initial Discount Rate for any Purchaser Interest purchased by any Purchaser shall be LMIR.~~

~~Section 4.5—Inability to Determine the LIBO Rate or LMIR. If any Purchaser shall have determined (which-determination shall be conclusive and binding upon the parties hereto absent manifest error) on any day, by reason of circumstances affecting the interbank Eurodollar market, either that: (i) dollar deposits in the relevant amounts are not available on such day, (ii) adequate and reasonable means do not exist for ascertaining the LIBO Rate or LMIR for such day or (iii) the LIBO Rate or LMIR determined pursuant hereto does not accurately reflect the cost to the applicable Purchaser (as conclusively determined by such Purchaser) of maintaining any portion of Purchaser Interest during such day, such Purchaser shall promptly give telephonic notice of such determination, confirmed in writing, to the Administrative Agent and the Seller on such day. Upon delivery of such notice: (i) no portion of Purchaser Interest shall be funded at or by reference to the LIBO Rate or LMIR unless and until such Purchaser shall have given notice to the Administrative Agent and the Seller that the circumstances giving rise to-such-determination no longer exist and (ii) with respect to any outstanding portion of Purchaser Interest then funded at or by reference to the LIBO Rate or LMIR, the Discount Rate with respect to such portion of Purchaser Interest shall automatically and immediately be converted to the Discount Rate determined by reference to the Alternate Base Rate.~~

Section 4.4 Discount Rates.

(a)
So long as no Amortization Event is continuing, the Seller may, by written notice to the Administrative Agent, elect for all or any portion of the Purchaser Interest to accrue interest by reference to the Term SOFR Rate (rather than Daily Simple SOFR) during any Tranche Period. Any such notice must specify the amount of the Purchaser Interest subject of such election and must be delivered not later than two (2) Business Days prior to the first day of the affected Tranche Period. Any such portion of the Purchaser Interest that is subject to such an election shall be apportioned among the respective Purchasers’ Capital ratably. Notwithstanding the foregoing, (x) the Seller shall not make such an election if, as a result thereof, more than five Capital Tranches would exist and (y) each Capital Tranche accruing interest by reference to the Term SOFR Rate shall be not be less than $3,000,000 and shall be an integral multiple of $100,000. For the avoidance of doubt, if an Amortization Event is then continuing, the Discount Rate for any Purchaser Interest shall be determined pursuant to the definition of Discount Rate notwithstanding any otherwise applicable election by the Seller.
(b)
The Seller may call the Administrative Agent on or before the date on which a Purchase Notice is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Purchaser Agents nor affect the rate of discount which thereafter is actually in effect when the election is made.

Section 4.5 Conforming Changes Relating to Term SOFR Rate or Daily Simple SOFR. With respect to the Term SOFR Rate or Daily Simple SOFR, as applicable, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document; provided that, the Administrative Agent shall provide notice to the Seller of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective

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Section 4.6 ~~Successor LIBO Rate or LMIR~~ Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting.

1.
Unascertainable, Increased Costs. If at any time:
1.
on or prior to the first day of a Tranche Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that (x) Daily Simple SOFR or the Term SOFR Rate, as applicable, cannot be determined pursuant to the definition thereof or (y) a fundamental change has occurred with respect to such rate (including, without limitation, changes in national or international financial, political or economic conditions), or
2.
the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Daily Simple SOFR or the Term SOFR Rate, as applicable, cannot be determined pursuant to the definition thereof on or prior to the first day of any Tranche Period, then the Administrative Agent shall have the rights specified in Section 4.6(c).

2.
Illegality. If at any time any Purchaser shall have determined, or any Governmental Authority shall have asserted, that the making, maintenance or funding of any Purchaser Interest accruing Yield by reference to Daily Simple SOFR or the Term SOFR Rate has been made impracticable or unlawful, by compliance by such Purchaser in good faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law, then the Administrative Agent shall have the rights specified in Section 4.6(c).
3.
Administrative Agent’s and Purchaser’s Rights. In the case of any event specified in Section 4.6(a) above, the Administrative Agent shall promptly so notify the Purchasers and the Seller thereof, in the case of an event specified in Section 4.6(b) above, such Purchaser shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Purchasers and the Seller.
1.
Upon such date as shall be specified in such notice (which shall not be “earlier than the date such notice is given), the obligation of (A) the Purchasers, in the case of such notice given by the Administrative Agent, or (B) such Purchaser, in the case of such notice given by such Purchaser, to allow the Seller to select, convert to or renew a Purchaser Interest accruing Yield by reference to Daily Simple SOFR or the Term SOFR Rate, as applicable, shall be suspended (to the extent of the affected Alternate Base Rate or the applicable Tranche Period) until the Administrative Agent shall have later notified the Seller, or such Purchaser shall have later notified the Administrative Agent, of the Administrative Agent’s or such Purchaser’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.

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2.
If at any time the Administrative Agent makes a determination under Section 4.6(a) (i) if the Seller has delivered a Purchase Notice for an affected Incremental Purchase that has not yet been made, such Purchase Notice shall be deemed to request a Purchaser Interest accruing Yield at the Alternate Base Rate, and (ii) any outstanding affected Purchaser Interest accruing Yield at the Alternate Base Rate shall be deemed to have been converted into Incremental Purchases at the end of the applicable Tranche Period.

Section 4.7 Benchmark Replacement Setting.

(a)
Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if ~~th~~e ~~Adm~~i~~nistrativ~~e ~~Ag~~e~~nt determ~~i~~nes that~~ a Benchmark Transition Event ~~or an Early Opt in Event ha~~s ~~occurr~~e~~d, th~~e ~~Administrative Ag~~e~~nt and th~~e ~~S~~elle~~r may am~~e~~nd th~~i~~s Agr~~ee~~m~~e~~nt to r~~e~~plac~~e ~~LIBO Rat~~e ~~or LMIR with a B~~e~~nchmark Replacement; and any such am~~e~~ndm~~e~~nt will b~~e~~com~~e e~~ff~~e~~ctive at~~and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (I) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (B) if a Benchmark Replacement is determined in accordance with clause (2), (3), or (4) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the ~~Administrat~~i~~v~~e ~~Ag~~e~~nt has~~date notice of such Benchmark Replacement is provided ~~such proposed~~to the Purchasers without any amendment to ~~all Purchasers,~~, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice from the Purchasers of objection to ~~such amendment from each Purchaser. Until the Benchmark Replacement is effective, each advance, conversion and renewal of a Purchaser Interest bearing interest by reference to LIBO Rate or LMIR will continue to bear interest with reference to LIBO Rate or LMIR; provided, however, that during a Benchmark Unavailability Period (i) any pending selection of, conversion to or renewal of a Purchaser Interest bearing interest by reference to LIBO Rate or LMIR that has not yet gone into effect shall be deemed to be a selection of, conversion to or renewal of the Alternate Base Rate with respect to such Purchaser Interest, and such Purchaser Interest shall bear interest by reference to the Alternate Base Rate (rather than by reference to LIBO Rate or LMIR, as applicable), and (ii) all outstanding Purchaser Interests bearing interest by reference to LIBO Rate or LMIR shall automatically and immediately be converted to bear interest by reference to the Alternate Base Rate.~~(i) with respect to a Benchmark Replacement determined in accordance with clause (2) or (3) of the definition of “Benchmark Replacement”, the related Benchmark Replacement Adjustment and (ii) with respect to a Benchmark Replacement determined in

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accordance with clause (4) of the definition of “Benchmark Replacement”, such Benchmark Replacement.
2.
Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make ~~B~~e~~nchmark R~~e~~p~~l~~ac~~e~~m~~e~~nt~~ Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such ~~B~~e~~nchmark R~~e~~plac~~e~~m~~e~~nt~~ Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.
3.
Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Seller and the Purchasers of (i) the implementation of any Benchmark Replacement~~,~~ and (ii) the effectiveness of any ~~B~~e~~nchmark R~~e~~plac~~e~~m~~e~~nt~~ Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Administrative Agent will notify the Seller of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (d) below and (~~iii~~y) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or ~~the~~, if applicable, any Purchaser (or group of Purchasers) pursuant to this Section ~~4.6~~4.7(c) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section ~~4.6~~4.7(c).
4.
Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Tranche Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Tranche Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

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5.
Benchmark Unavailability Period. Upon the Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Seller may revoke any pending request for a Purchaser Interest accruing Yield based on the Daily Simple SOFR or the Term SOFR Rate, conversion to or continuation of a Purchaser Interest accruing Yield based on the Daily Simple SOFR or the Term SOFR Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Seller will be deemed to have converted any such request into a request for a Purchaser Interest accruing Yield based on the Alternate Base Rate. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.
6.
~~(d)~~ As used in this Section ~~4.6~~4.7:

(i) “Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, (x) if such Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of a tranche period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Tranche Period” pursuant to Section 4.6.

2.
“Benchmark” shall mean, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.7.
3.
“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the first applicable alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (A) Daily Simple SOFR and (B) the SOFR Adjustment; and

~~(i) “B~~e~~nchmark R~~e~~plac~~e~~m~~e~~nt” m~~e~~ans~~-(2) the sum of~~:~~— (~~a~~A) the alternate benchmark rate that has been selected by the Administrative Agent and the Seller, giving due consideration to (~~i~~x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (~~ii~~y) any evolving or then-prevailing market convention for determining a benchmark rate ~~of int~~e~~r~~e~~st~~ as a replacement to ~~LIBO Rat~~e ~~or LMIR for U.S. dollar d~~e~~nominat~~e~~d~~the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (~~b~~B) the related Benchmark Replacement Adjustment;

provided, that,— if the Benchmark Replacement as ~~so~~ determined pursuant to clause (2) above would be less than ~~zero~~the Floor, the Benchmark Replacement will be deemed to be ~~zero~~the Floor for the purposes of this Agreement and the other Transaction Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

4.
~~(ii)~~- “Benchmark Replacement Adjustment” ~~means~~shall mean, with respect to any

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replacement of ~~LIBO Rat~~e ~~or LMIR with an alt~~e~~rnat~~e ~~b~~e~~nchmark rat~~e ~~for~~ e~~ach app~~li~~cab~~l~~e~~ - ~~Tranche~~—~~Period~~the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Seller ~~(a)~~ giving due consideration to (~~i~~a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~L~~I~~BO Rat~~e ~~or LM~~I~~R~~such Benchmark with the applicable Unadjusted Benchmark Replacement ~~(~~e~~xc~~l~~ud~~i~~ng such spr~~e~~ad ad~~j~~ustm~~e~~nt)~~ by the Relevant Governmental Body or (~~ii~~b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for ~~such~~the replacement of ~~LIBO Rat~~e ~~or LM~~I~~R~~—~~for—U.S.—dollar~~-~~denom~~i~~nat~~e~~d~~such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time ~~and (b) which may also r~~e~~fl~~e~~ct adjustm~~e~~nts to account for the (i) effect~~s ~~of the trans~~i~~t~~i~~on from LIBO Rat~~e ~~or LM~~I~~R to th~~e ~~B~~e~~nchmark R~~e~~placem~~e~~nt and (ii) y~~iel~~d—or risk~~-~~ba~~s~~ed differences b~~e~~tw~~ee~~n LIBO Rat~~e ~~er LMIR and th~~e ~~B~~e~~nchmark R~~e~~p~~l~~ac~~e~~m~~e~~nt.~~.

~~(i~~i~~i) “Benchmark R~~e~~p~~l~~ac~~e~~ment C~~onf~~orming Changes’’ means, with respect to any Benchmark Replacemen~~t~~, any tech~~nical~~,~~- A~~dm~~i~~n~~ist~~rative or operation~~al ~~chang~~e~~s (including chang~~e~~s to th~~e ~~d~~e~~finition of “Alt~~e~~rnat~~e ~~Bas~~e ~~Rat~~e~~,” th~~e ~~definition of “Tranch~~e ~~P~~e~~riod,” timing and fr~~e~~qu~~e~~ncy of d~~e~~t~~e~~rmining rat~~e~~s and making paym~~e~~nts of intere~~s~~t and~~-~~other administrative matt~~e~~r~~s~~) that th~~e ~~Administrativ~~e ~~Ag~~e~~nt d~~e~~c~~i~~d~~es ~~may b~~e ~~appropr~~i~~at~~e ~~to r~~e~~fl~~e~~ct th~~e ~~adopt~~i~~on and~~ i~~mp~~le~~m~~e~~ntat~~i~~on of such B~~e~~nchmark R~~e~~plac~~e~~m~~e~~nt and to p~~e~~rmit th~~e ~~administration th~~e~~r~~e~~of by the Administrativ~~e ~~Ag~~e~~nt in a mann~~e~~r substantially consist~~e~~nt with mark~~e~~t practic~~e ~~(or, if th~~e ~~Administrativ~~e ~~Ag~~e~~nt d~~e~~cid~~e~~s that adoption of any portion of such mark~~e~~t practic~~e i~~s not adm~~i~~nistrativ~~el~~y f~~e~~as~~i~~bl~~e ~~or if th~~e ~~Admin~~i~~strat~~i~~v~~e ~~Ag~~e~~nt d~~e~~t~~e~~rmin~~es ~~that no mark~~e~~t pract~~i~~c~~e ~~for th~~e ~~adm~~i~~n~~i~~stration of th~~e ~~B~~e~~nchmark R~~e~~p~~l~~ac~~e~~m~~e~~nt~~ e~~xists,~~ i~~n such other manner of administration as the Administrative Ag~~e~~nt d~~e~~c~~i~~d~~e~~s~~ i~~s r~~e~~asonably n~~e~~c~~e~~ssary~~ i~~n conn~~e~~ct~~i~~on with th~~e ~~adm~~i~~nistration of this Agr~~ee~~m~~e~~nt).~~

5.
~~(iv)-~~“Benchmark Replacement Date” ~~means the earlier~~shall mean a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to ~~LIBO Rat~~e ~~or LMIR, as applicable~~the then-current Benchmark:

~~(1)~~ (1) in the case of clause (~~A~~1) or (~~B~~2) of the definition of “Benchmark Transition Event,” the later of (~~*~~a) the date of the public statement or publication of information referenced therein and (~~y~~b) the date on which the administrator of ~~the London Interbank offered Rate for interbank deposits in Dollars (“USD LIBOR”~~ such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide ~~USD LIBOR~~all Available Tenors of such Benchmark (or such component thereof); or

~~(2)~~ (2) in the case of clause (~~C~~3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (I) or (2) with respect to any Benchmark upon the occurrence of the

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applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

~~(v)~~ (vi)“Benchmark Transition Event” ~~means~~shall mean the occurrence of one or more of the following events with respect to ~~L1BO Rate or LMIR, as applicable~~the then-current Benchmark:

~~(1)~~ (1) a public statement or publication of information by or on behalf of the administrator of ~~USD LIBOR~~such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide ~~USD LIBOR~~all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~USD L~~I~~BOR~~any Available Tenor of such Benchmark (or such component thereof);

~~(2)~~ (2) a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of ~~USD LIBOR, th~~e ~~U.S.~~such Benchmark (or the published component used in the calculation thereof), the Federal Reserve ~~System~~Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for ~~USD—LIBOR~~ such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for ~~USD LIBOR~~ such Benchmark (or such component)or a court or an entity with similar insolvency or resolution authority over the administrator for ~~USD—LIBOR~~ such Benchmark (or such component), which states that the administrator of ~~USD LIBOR~~ such Benchmark (or such component)has ceased or will cease to provide ~~USD LIBOR~~ all Available Tenors of such Benchmark (or such component thereof)permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~USD LIBOR~~any Available Tenor of such Benchmark (or such component thereof); or

~~(3)~~ (3) a public statement or publication of information by the regulatory supervisor for the administrator of ~~USD LIBOR~~such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrative Agent announcing that U~~SD L~~I~~BOR is no~~ l~~onger~~all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative,

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

(vi)
“Benchmark Unavailability Period” ~~means, if a Bcnehmark Transition Ev~~e~~nt and its r~~e~~lat~~e~~d B~~e~~nchmark R~~e~~plac~~e~~m~~e~~nt Dat~~e ~~hav~~e ~~occurr~~e~~d with resp~~e~~ct to LIBO Rat~~e ~~or LM~~I~~R and sol~~e~~ly to th~~e e~~xt~~e~~nt that LIBO Rate or LMIR has not b~~ee~~n r~~e~~p~~l~~aced with a Benchmark R~~e~~placem~~e~~nt,~~shall mean the period (if any) (x) beginning at the time that ~~such~~a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced ~~LIBO Rat~~e ~~or LMIR (a~~s ~~the eas~~e ~~may b~~e~~)~~the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with ~~this-~~Section ~~4.6~~4.7 and (y) ending at the time that a Benchmark Replacement has replaced ~~LIBO Rate or LMIR~~the then-current Benchmark for all purposes hereunder ~~pur~~s~~uant to this~~and under any Transaction Document in accordance with Section ~~4.6~~4.7.

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~~(vii)~~
~~“Early Opt in Event” means a d~~e~~t~~e~~rminat~~i~~on by th~~e ~~Administra~~ti~~ve Ag~~e~~nt that U.~~S. ~~dollar denominated credit facilities b~~ei~~ng~~ e~~x~~e~~cut~~e~~d at such tim~~e~~, or that~~ i~~nc~~l~~ud~~e language si~~milar~~ to that contai~~n~~e~~d~~ i~~n this S~~e~~ction~~ 4.~~6~~-, are-being executed or ~~amend~~e~~d, as applicabl~~e~~, to incorporate or adopt a n~~e~~w b~~e~~nchmark~~ -i~~nt~~e~~r~~e~~st rat~~e ~~to r~~e~~plac~~e ~~USD LIBOR.~~
(vii)
~~(viii)~~“Relevant Governmental Body” ~~means~~shall mean with respect to a Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time, the Board of Governors of the Federal Reserve ~~Board~~System of the United States and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve ~~Board and/~~System of the United States or the Federal Reserve Bank of New York, or any successor thereto.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of Seller. Seller hereby represents and warrants to the Administrative Agent and the Purchasers, as to itself, as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:

1.
Existence and Power. Seller is duly organized, validly existing and in good standing under the laws of its state of organization. Seller is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.
2.
Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by Seller of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and the use of the proceeds of purchases made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which Seller Party is a party has been duly executed and delivered by Seller.
3.
No Conflict. The execution and delivery by Seller of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate or same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not the Administrative Agent, and the terms “Purchaser” and “Purchasers” shall include the Administrative Agent in its individual capacity.

Section 11.9 Successor Administrative Agent. The Administrative Agent, upon five (5) days’ notice to the Seller Parties and the Purchasers, may voluntarily resign and may be removed at any time, with or without cause, by both Purchasers, whereupon Santander shall become the successor Administrative Agent; provided, however, that PNC shall not voluntarily resign as the Administrative Agent so long as PNC’s Commitment remains in effect or PNC has any outstanding Purchaser Interests hereunder. Upon resignation or replacement of any Administrative Agent in accordance with this Section 11.9, the retiring Administrative Agent shall execute such UCC-3 assignments and

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amendments, and assignments and amendments of the Transaction Documents, as may be necessary to give effect to its replacement by a successor Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of Article X and this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 11.10 [RESERVED].

Section 11.11 UCC Filings. Each of the Purchasers hereby expressly recognizes and agrees that the Administrative Agent may be designated as the secured party of record on the various UCC filings required to be made under this Agreement and the party entitled to amend, release and terminate the UCC filings under the Receivable Sale Agreement in order to perfect their respective interests in the Receivables, Collections and Related Security, that such designation shall be for administrative convenience only in creating a record or nominee holder to take certain actions hereunder on behalf of the Purchasers and that such listing will not affect in any way the status of the Purchasers as the true parties in interest with respect to the Purchaser Interests. In addition, such listing shall impose no duties on the Administrative Agent other than those expressly and specifically undertaken in accordance with this Article XI.

Section 11.12 Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s right to receive fees pursuant to Section 2.1 of this Agreement. Each Purchaser acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under any Transaction Document.

Section 11.13 ~~LIBOR~~Benchmark Replacement Notification. Section ~~4.6~~4.7 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that Daily Simple SOFR or the ~~LIBO~~Term SOFR Rate ~~or LM~~1~~R~~ is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to ~~the London interbank offered rate or other rates in the defin~~i~~t~~i~~on of “LIBO~~Daily Simple SOFR or the Term SOFR Rate~~” or “LMIR”~~ or with respect to any alternative or successor rate thereto, or replacement rate therefor.

Section 11.14 Erroneous Payments.

1.
If the Administrative Agent notifies a Purchaser or any Person who has received funds on behalf of a Purchaser (any such Purchaser or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Purchaser or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Purchaser shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received),

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together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
2.
Without limiting immediately preceding clause (a), each Purchaser, or any Person who has received funds on behalf of a Purchaser, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Purchaser, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
1.
in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
2.
such Purchaser shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.14(b).
3.
Each Purchaser hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Purchaser under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Purchaser from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
4.
In the event that an Erroneous Payment (or portion thereof) is not recovered” by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Purchaser that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such

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unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Purchaser at any time, (i) such Purchaser shall be deemed to have assigned its Purchaser Interests (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Purchaser Interests (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Seller) deemed to execute and deliver an Assignment and Assumption Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Purchaser shall deliver any Notes evidencing such Loans to the Seller or the Administrative Agent, (ii) the Administrative Agent as the assignee Purchaser shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Purchaser shall become a Purchaser, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Purchaser shall cease to be a Purchaser hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Purchaser and (iv) the Administrative Agent may reflect in the register its ownership interest in the Purchaser Interests subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Purchaser Interests acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Purchaser shall be reduced by the net proceeds of the sale of such Purchaser Interest (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Purchaser (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Purchaser and such Commitments shall remain available in accordance with the terms of this Agreement, In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Purchaser Interest (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Purchaser under the Transaction Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Seller Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from any Seller Party for the purpose of making such Erroneous Payment,

(f) To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the

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Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 11.14 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.

ARTICLE XII.

ASSIGNMENTS; PARTICIPATIONS

Section 12.1 Assignments. Any Purchaser may at any time and from time to time assign to one or more Persons (each, an “Assignee Purchaser”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VII hereto (the “Assignment Agreement”) executed by such Assignee Purchaser and such selling Purchaser. The consent of the Seller (which consent shall not be unreasonably withheld or delayed) shall be required prior to the effectiveness of any such assignment other than to an existing Purchaser. Each assignee of a Purchaser must (i) have a short-term debt rating of A-l or better by S&P and P-1 by Moody’s Investor Service, Inc. or a long term debt rating of “A” by S&P and “A2” or better by Moody’s. Upon delivery of the executed Assignment Agreement to the Administrative Agent, such selling Purchaser shall be released from its obligations hereunder to the extent of such assignment. Thereafter the Assignee Purchaser shall for all purposes be a Purchaser party to this Agreement and shall have all the rights and obligations of a Purchaser under this Agreement to the same extent as if it were an original party hereto and thereto, and no further consent or action by Seller, the Purchasers or

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SANTANDER BANK, N.A., as a Purchaser

By: _______________________________

Name:

Title:

Address:

Santander Bank, N.A.

Mail Code: GBM-17

~~28 Stat~~e ~~Str~~ee~~t~~437 Madison Avenue

Boston, MA 02109

New York, NY 10022

Attention: Devang Sodha

Email: devang.~~sodah~~sodha@santander.us

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“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise. For purposes of this Agreement, Affiliate shall not include any Excluded Subsidiary.

“Aggregate Capital” means, on any date of determination, the aggregate amount of Capital of all Purchaser Interests outstanding on such date.

“Aggregate Reduction” has the meaning specified in Section 1.3.

“Aggregate Reserve Percentage” means, on any date of determination, the greater of (i) the Required Reserve Factor Floor and (ii) the sum of the Loss Reserve, the Yield Reserve, the Dilution Reserve and the Servicing Reserve.

“Aggregate Reserves” means the Aggregate Reserve Percentage multiplied by the Adjusted Net Receivables Balance.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of all Aggregate Capital and unpaid Obligations (whether due or accrued) at such time.

“Agreement” means this Amended and Restated Receivables Purchase Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Alternate Base Rate” means for any day, the rate per annum equal to the ~~higher~~highest as of such day of (i) the Prime Rate~~, or~~ plus the Applicable Margin, (ii) one-half of one percent (0.50%) above the Overnight Bank Funding Rate for such day, plus, ~~in either cas~~e~~,~~ the Applicable Margin~~. For purposes of determining~~ or (iii) Daily Simple SOFR, plus one hundred basis points (1.0%) so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Alternate Base Rate ~~for any day, changes in the Prime Rate or the Overnight Bank Funding Rate shall be effective on the date of each such change.~~as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 4.6(a) or Section 4.6(b), to the extent any such determination affects the calculation of the Alternate Base Rate, the definition hereof shall be calculated without reference to clause (c) until the circumstances giving rise to such event no longer exist.

“Amendment No. 4 Effective Date” means April 17, 2020.

“Amortization Date” means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(f)(ii), (iii)

Purchaser Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Capital of such Purchaser Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Capital is allocated to another Purchaser Interest, the amount of Yield actually accrued during the remainder of such period on such Capital for the new Purchaser Interest, and (y) to the extent such Capital is not allocated to another Purchaser Interest, the income, if any, actually received during the remainder of such period by the holder of such Purchaser Interest from investing the portion of such Capital not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to Seller the amount of such excess. All Broken Funding Costs shall be due and payable hereunder upon written demand.

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“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are ~~not~~ authorized or required to ~~close in~~be closed for business in Pittsburgh, Pennsylvania or New York, New York ~~or At~~l~~anta, Georgia and The Depos~~i~~tory Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate or LMIR, any day on which dealings in dollar deposits are carried on in the London interbank market.~~ (or, if otherwise, the lending office of the Administrative Agent); provided that for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to any Incremental Purchase that accrues yield at a rate based on SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Calculation Period” means a calendar month.

“Canadian Receivable” means a Receivable as to which the Obligor (a) if a natural person, is a resident of Canada, and (b) if a corporation or other business entity, is organized under the laws of and/or maintains its chief executive office in Canada.

“Capital” of any Purchaser Interest means, at any time, (A) the Purchase Price of such Purchaser Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the Administrative Agent which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments arc rescinded, returned or refunded for any reason.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Accounting Standards Codification Topic 840 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Topic 840).

“Capital Tranche” means specified portions of Capital outstanding as follows: (a) any Capital for which the applicable Discount Rate is determined by reference to the Term SOFR Rate and which have the same Tranche Period shall constitute one Capital Tranche, (b) all Capital for which the applicable Discount Rate is determined by reference to Daily Simple SOFR shall constitute one Capital Tranche, and (c) all Capital for which the applicable Discount is determined by reference to clause (i) or (ii) of Alternate Base Rate shall constitute one Capital Tranche.

“Cash Discount Exposure Factor” means 1.5% multiplied by the aggregate Outstanding Balance of all Receivables less than 31 days past due; provided that the Administrative Agent, by written notice to the Seller, the Servicer and each Purchaser, may modify the factors appearing in this definition as may be necessary to more accurately reflect the cash discounts offered by the Originators to Obligors.

“Certificate of Beneficial Ownership” means, for the Seller, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of the Seller.

“Change in Law” means the occurrence, after the date hereof, of any of the following: (a) the adoption of any law, rule, regulation or treaty or (b) any change in any law, rule, regulation or treaty or in the official administration, interpretation, implementation or application thereof by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking

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Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” has the meaning set forth in the Receivables Sale Agreement.

“Charged-Off Receivable” means a Receivable: (i) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 9.1(f) (as if references to Seller Party therein refer to such Obligor); (ii) as to which the Obligor thereof, if a natural person, is deceased, (iii) which, consistent with the Credit and Collection Policy, would be written off Seller’s books as uncollectible, or (iv) which has been identified by Seller as uncollectible.

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(up to the Concentration Limit for such Obligor).	Outstanding Balance) (up to the Concentration Limit for each such Obligor); and

(iv) the aggregate Outstanding Balance of Receivables for the largest Group A Obligor (based on Outstanding Balance) (up to the Concentration Limit for such Obligor), other than the Home Depot, Inc., so long as The Home Depot, Inc. maintains a long-term debt rating of at least AA/Aa2 by S&P and Moody’s.

“Conforming Changes” means, with respect to Daily Simple SOFR, the Term SQFR Rate, or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Tranche Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of Daily Simple SOFR or the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Daily Simple SOFR, Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents.”

“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

“Contractual Rebate Accrual” means, with respect to any Receivable on any date of determination, the ending balance of all accounting accruals or reserves for Rebates on such Receivable; provided that the Administrative Agent, by written notice to the Seller, Servicer and each Purchaser may require an adjustment to the Contractual Rebate Accrual if its determines pursuant to a Review that accounting accruals and reserves do not accurately reflect the actual amount of Rebates.

“Covered Entity” means (a) each of Seller, the Servicer, each Originator, Performance Guarantor and each of Performance Guarantor’s Subsidiaries and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit and Collection Policy” means the Originators’ credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit VIII hereto, as modified from time to time in accordance with this Agreement.

“Cut-Off Date” means the last day of a Calculation Period.

“Term SOFR Rate” shall mean, for any day, the interest rate per annum determined by the Administrator by dividing (the resulting quotient rounded upwards, at the Administrator's discretion, to the nearest

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1/100th of 1%) (A) the Term SOFR Reference Rate for a tenor of one month on such day (the “Term SOFR Determination Date”), as such rate is published by the Term SOFR Administrator, by (B) a number equal to I.00 minus the SOFR Reserve Percentage. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Seller on and as of (i) the first day of each Tranche Period, and (ii) the effective date of any change in the SOFR Reserve Percentage.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent's discretion, to the nearest 1/100 th of 1%) (A) SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Seller, effective on the date of any such change.

“Days Sales Outstanding” means, as of any day, an amount equal to the product of (x) 91, multiplied by (y) the amount obtained by dividing (i) the aggregate Outstanding Balance of all Receivables as of the most recent Cut-Off Date, by (ii) the aggregate amount of Receivables created during the three (3) Calculation Periods including and immediately preceding such Cut-Off Date.

“Deemed Collections” means the aggregate of all amounts Seller shall have been deemed to have received as a Collection of a Receivable. Seller shall be deemed to have received a Collection in full of a Receivable if at any time any of the representations or warranties in Article V arc no longer true with respect to any Receivable. If (i) the Outstanding Balance of any Receivable is either (x) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by Seller (other than cash Collections on account of the Receivables) or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), Seller shall be deemed to have received a Collection of such Receivable to the extent of such reduction or cancellation.

“Default Fee” means with respect to any amount due and payable by Seller in respect of any Aggregate Unpaids, an amount equal to interest on any such unpaid Aggregate Unpaids at a rate per annum equal to 2% above the Alternate Base Rate.

“Default Horizon Ratio” means, as of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (a) the aggregate sales generated by the Originators during the six Calculation Periods ending on such Cut-Off Date by (b) the Net Receivables Balance as of such Cut-Off Date.

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“Default Ratio” means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (x) the total amount of Receivables which became Defaulted Receivables or which became Charged-Off Receivables before becoming Defaulted Receivables, in either case during the Calculation Period that includes such Cut-Off Date, by (y) the aggregate sales generated by the Originators during the Calculation Period occurring five months prior to the Calculation Period ending on such Cut-Off Date.

“Defaulted Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 121 days or more from the original due date for such payment.

“Delinquency Ratio” means, at any time, a percentage equal to (i) the aggregate Outstanding Balance of all Receivables that were Delinquent Receivables at such time divided by (ii) the aggregate Outstanding Balance of all Receivables at such time.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 91-120 days from the original due date for such payment.

“Designated Obligor” means an Obligor indicated by the Administrative Agent or any Purchaser to Seller in writing.

“Dilution Horizon Ratio” means, as of any Cut-off Date, a ratio (expressed as a decimal), computed by dividing (a) the aggregate sales generated by the Originators during the three Calculation Periods ending on such Cut-Off Date by (b) the Net Receivables Balance as of such Cut-Off Date.

“Dilution Ratio” means, as of any Cut-Off Date, a ratio (expressed as a percentage), computed by dividing (a) the total amount of Dilutions during the Calculation Period ending on such Cut-Off Date, by (b) the aggregate sales generated by the Originators during the Calculation Period that ended three Cut-Off Dates prior to such Cut-Off Date.

“Dilution Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) the sum of (i) the Stress Factor times the Adjusted Dilution Ratio as of the Cutoff Date for such Calculation Period, plus (ii) the Dilution Volatility Component as of the Cutoff Date for such Calculation Period, times (b) the Dilution Horizon Ratio as of the Cutoff Date for such Calculation Period.

“Dilution Volatility Component” means the product (expressed as a percentage) of (i) the difference between (a) the highest three (3)-month rolling average Dilution Ratio over the past 12 Calculation Periods and (b) the Adjusted Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the amount calculated in (i)(a) of this definition and the denominator of which is equal to the amount calculated in (i)(b) of this definition.

“Dilutions” means, at any time, the aggregate amount of reductions or cancellations described in clause (i) of the definition of “Deemed Collections” other than those for which a Contractual Rebate Accrual has been booked.

“Discount Rate” means, (A)_the ~~LIBO Rat~~e, ~~LMIR or~~sum of (i) Daily Simple SOFR or (ii) the Term SOFR Rate plus (iii) the SOFR Adjustment, or (B) the Alternate Base Rate, as applicable, with respect to each Purchaser Interest.

“Domestic Subsidiary” shall mean any Subsidiary organized under the law of the United States of America, any State thereof, or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any

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financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

satisfactory to the Administrative Agent and the Purchasers, that such Receivables shall not be subject to such offset,

(xvii) as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor, other than an Originator’s obligation to deliver the related products or goods to such Obligor’s destination if such products or goods were shipped to such Obligor within the preceding fifteen (15) days and remain in transit to such Obligor; it being understood that such Receivable shall cease to constitute an Eligible Receivable if the related products or goods are not delivered to such Obligor on or prior to the 15th day after the origination of such Receivable, and

(xviii) all right, title and interest to and in which has been validly transferred by the applicable Originator directly to Seller under and in accordance with the Receivables Sale Agreement, and Seller has good and marketable title thereto free and clear of any Adverse Claim.

“Equity Interests” means, with respect to any Person, all shares of capital stock, partnership interests, membership interests in a limited liability company or other ownership in participation or equivalent interests (however designated, whether voting or non-voting) of such Person’s equity capital (including any warrants, options or other purchase rights with respect to the foregoing).

“Erroneous Payment” has the meaning assigned to it in Section 11.14.

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 11.14.

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 11.14.

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 11.14.

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 11.14.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“EU Risk Retention Letter” means the EU Risk Retention Agreement, dated as of the Fifth Amendment Effective Date, between the Servicer, the Seller, the Originators and the Administrative Agent, as the same may be amended or modified in accordance with its terms and the terms hereof.

“Exception Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit IV-B.

“Excluded Receivable” has the meaning set forth in the Receivables Sale Agreement.

“Excluded Subsidiary" shall mean any Potentially Excluded Subsidiary that has been the subject of an Exclusionary Event and each other corporation, limited liability company, partnership or other entity of which ownership interests representing at least a majority of the ordinary voting power or, in the case of partnership, at least a majority of the general partnership interests arc directly or indirectly owned,

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controlled or held by one or more Potentially Excluded Subsidiary that has been subject of an Exclusionary Event.

“Exclusionary Event" shall mean the board of directors of any Potentially Excluded Subsidiary shall have authorized the filing of a bankruptcy petition with respect to such Potentially Excluded Subsidiary.

“Facility Account" means the account specified as such on Schedule C.

“Facility Termination Date” means the earlier of (i) May 21, 2024, and (ii) the Amortization Date.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.

“Fee Letter” means those certain fee letter agreements from time to time entered into, among the Seller, each Purchaser and/or the Administrative Agent or the Structuring Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time).

“Fifth Amendment Effective Date” means May 22, 2020.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Floor” means a rate of interest equal to zero (0.00%) per annum.

“FOB Accrual Balance” means, with respect to any Receivable on any date of determination, the ending balance of all accounting accruals or reserves for Receivables for which the related products and goods have been shipped to the related Obligor but not delivered to the related Obligor; provided that the Administrative Agent, by written notice to the Seller, Servicer and each Purchaser may require an adjustment to the FOB Accrual Balance if it determines pursuant to a Review that accounting accruals and reserves do not accurately reflect the actual amount of Receivables for which the related products and goods have been shipped to the related Obligor but not delivered to the related Obligor.

secured by a lien on the property of such Person, whether or not the respective obligation so secured has been assumed by such Person; and (vi) indebtedness of others of the type described in clause (i), (ii), (iii) or (iv) above Guaranteed by such Person.

“Independent Director” shall mean a member of the Board of Directors of Seller who (i) is not at such time, and has not been at any time during the preceding five (5) years, (A) a director, officer, employee or affiliate of any Seller Party, any Originator, or any of their respective Subsidiaries or Affiliates, (B) a customer or supplier of any Seller Party, any Originator, or any of their respective Subsidiaries or Affiliates (other than his or her service as an Independent Director of Seller or an independent director of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any Seller Party, any Originator, or any of their respective Subsidiaries or Affiliates), (C) a member of the immediate family of a Person described in clauses (A) or (B) above, (D) the beneficial owner (at the time of such individual’s appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding common shares of any Seller Party, any Originator, or any of their respective Subsidiaries or Affiliates, having general voting rights and (ii) has (A) prior experience as an independent director for a corporation or limited liability company whose organizational or charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a

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petition seeking relief under any applicable federal or state law relating to bankruptcy and (B) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“LCR Security” means any commercial paper or security (other than equity securities issued to Parent or any Originator that is a consolidated subsidiary of Parent under GAAP) within the meaning of Paragraph _.32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).

~~LIBOR Market Index Rate” m~~e~~an~~s~~, for any day, th~~e ~~on~~e ~~month Eurodo~~ll~~ar Rat~~e ~~for U.S. do~~ll~~ar d~~e~~posits as r~~e~~port~~e~~d on th~~e ~~R~~e~~ut~~e~~rs Scr~~ee~~n LIBOR0l Pag~~e ~~or any oth~~e~~r pag~~e ~~that may r~~e~~plac~~e ~~such pag~~e ~~from tim~~e ~~to tim~~e ~~for th~~e ~~purpos~~e ~~of display~~i~~ng off~~e~~r~~e~~d rat~~e~~s of l~~e~~ad~~i~~ng banks for London~~ i~~nt~~e~~rbank d~~e~~pos~~i~~ts~~ i~~n Un~~i~~t~~e~~d Stat~~es ~~do~~ll~~ars, as of 11:00 a.m. (London t~~i~~m~~e~~) on such dat~~e~~, or~~ i~~f~~ s~~uch day is not a Busin~~e~~ss Day, th~~e~~n the immediately prec~~e~~d~~i~~ng Bus~~i~~n~~e~~ss Day (or if not so r~~e~~port~~e~~d, then as determ~~i~~ned by the Adm~~i~~nistrative Agent from another recogn~~i~~zed sourc~~e ~~for~~ i~~nt~~e~~rbank quotation), in~~ e~~ach cas~~e~~, changing wh~~e~~n and as such rat~~e ~~chang~~e~~s.~~

~~“LIBO Rate” m~~e~~ans th~~e ~~rat~~e ~~p~~e~~r annum~~ e~~qual to th~~e ~~sum of (i) (a) th~~e ~~appl~~i~~cabl~~e ~~rat~~e ~~for d~~e~~pos~~i~~ts~~ i~~n U.S. dollars app~~e~~aring on R~~e~~ut~~e~~rs Scr~~ee~~n LIBOROl Pag~~e ~~(or on any successor or substitute page of such~~ se~~rv~~i~~c~~e~~, or any succ~~e~~ssor to or subst~~i~~tut~~e ~~for such s~~e~~rvic~~e~~, providing rat~~e ~~quotat~~i~~on~~s ~~comparab~~le ~~to tho~~se ~~curr~~e~~nt~~l~~y prov~~i~~d~~e~~d on such page of such service) as of approximat~~e~~ly 11:00 a.m. (London tim~~e~~) two Busin~~e~~ss Days prior to th~~e ~~first day of the r~~e~~l~~e~~vant Tranch~~e ~~P~~e~~r~~i~~od, and having a matur~~i~~ty~~ e~~qua~~l ~~to such Tranch~~e ~~P~~e~~r~~i~~od, prov~~i~~d~~e~~d that, if no such rate~~ i~~s th~~e~~n ava~~il~~ab~~le ~~to th~~e ~~Adm~~i~~nistrat~~i~~v~~e ~~Ag~~e~~nt, th~~e ~~app~~l~~icab~~le ~~L~~I~~BO Rat~~e ~~for th~~e ~~r~~ele~~vant Tranch~~e ~~P~~e~~riod shall~~ i~~nst~~e~~ad b~~e ~~th~~e ~~rat~~e ~~d~~e~~t~~e~~rm~~i~~n~~e~~d by~~ e~~ach Purchas~~e~~r to b~~e ~~th~~e ~~rat~~e ~~at which such Purchas~~e~~r off~~e~~rs to p~~l~~ac~~e ~~d~~e~~pos~~i~~ts~~ i~~n U.S. do~~ll~~ars w~~i~~th first c~~l~~ass banks~~ i~~n th~~e ~~London int~~e~~rbank mark~~e~~t at approximat~~e~~ly 11:00 a.m. (London tim~~e~~) two Busin~~e~~ss Days prior to th~~e ~~first day of such Tranch~~e ~~P~~e~~r~~i~~od, in th~~e ~~approximat~~e ~~amount to b~~e ~~fund~~e~~d at th~~e ~~LIBO Rat~~e ~~and having a maturity equal to such Tranche Period, divided by (b) one minus the maximum aggregate reserve requirement (including all bas~~i~~c,~~ s~~upp~~le~~m~~e~~nta~~l~~, marginal or other reserves) which is impo~~se~~d against th~~e ~~Administrativ~~e ~~Ag~~e~~nt in r~~e~~sp~~e~~ct of Eurocurr~~e~~ncy liabiliti~~e~~s, a~~s ~~d~~e~~fin~~e~~d in R~~e~~gulation D of th~~e ~~Board of Gov~~e~~rnors of th~~e ~~F~~e~~d~~e~~ral R~~e~~s~~e~~rv~~e ~~Syst~~e~~m as in~~ e~~ff~~e~~ct from time to time (expressed as a dec~~i~~ma~~l~~), app~~li~~cab~~le ~~to~~ s~~uch Tranch~~e ~~Period, plus (ii) the Ap~~pli~~c~~a~~ble Margin per annum. Notw~~i~~th~~s~~tand~~i~~ng, th~~e ~~for~~e~~go~~i~~ng~~ i~~f c~~l~~aus~~e ~~(i) as determined above would b~~e ~~l~~e~~ss than z~~e~~ro (0.00), such rat~~e ~~shall b~~e ~~d~~ee~~m~~e~~d to b~~e ~~z~~e~~ro p~~e~~rc~~e~~nt (0.00%) for purpos~~e~~s of this Agr~~ee~~m~~e~~nt. Th~~e ~~LIBO Rat~~e ~~shall b~~e ~~round~~e~~d, if nec~~e~~ssary, to th~~e ~~n~~e~~xt high~~e~~r 1/16 of 1%.~~

~~“LMIR” means, on any date of d~~e~~t~~e~~rmination, a rate per annum equal to (i) the gr~~e~~at~~e~~r of LIBOR Mark~~e~~t~~ I~~nd~~e~~x Rat~~e ~~or z~~e~~ro p~~e~~rc~~e~~nt (0.00%) plus (~~ii~~) th~~e ~~Applicabl~~e ~~Margin.~~

“Lock-Box” means each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV-A.

“Loss Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) the Stress Factor, times (b) the highest three-month rolling average Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date, times (c) the Default Horizon Ratio as of the immediately preceding Cut-Off Date.

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“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of Seller or RPM-Delaware and any of its subsidiaries, taken as a whole, (ii) the ability of Seller to perform its obligations under this Agreement or (at any time RPM-Delaware is acting as Servicer or Performance Guarantor), the ability of the Servicer or the Performance Guarantor to perform its obligations under this Agreement or the Performance Undertaking, as the case may be, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) any Purchaser’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectability of the Receivables generally or of any material portion of the Receivables.

“Material Indebtedness” means (a) with respect to the Performance Guarantor and its Subsidiaries (other than the Originators), Indebtedness in excess of $50 million in aggregate principal amount and (b) with respect to any Originator, Indebtedness in excess of $20 million in aggregate principal amount.

“Monthly Reporting Date” shall have the meaning set forth in Section 8.5.

“Moody’s”means Moody’s Investors Service, Inc.

“Net Receivables Balance” means, at any time, Adjusted Eligible Receivables at such time reduced by the aggregate amount by which (a) the Outstanding Balance of all Eligible pursuant to any transitional arrangements made pursuant to the Securitisation Regulation and, in each case, any relevant guidance published in relation thereto by the European Banking Authority, the European Securities and Markets Authority, the European Insurance and Occupational Pensions Authority (or in each case any predecessor or any other applicable regulatory authority) or by the European Commission, in each case as amended and in effect from time to time.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Parties” means, collectively, (a) Seller, and (b) at any time that RPM-Delaware is acting as Servicer or Performance Guarantor, RPM-Delaware.

“Senior Officer” shall mean the chief executive officer, president, corporate controller, chief financial officer or vice president-treasurer of the Performance Guarantor.

“Servicer” means at any time the Person (which may be the Administrative Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

“Servicer Rating Condition ” means, the Servicer has debt ratings of no lower than BBB-/Baa3/BBB- from at least two of (i) S&P, (ii) Moody’s and (iii) Fitch Ratings.

“Servicing Fee” has the meaning set forth in Section 8.6.

“Servicing Reserve” means, the product (expressed as a percentage) of (a) 1%, times (b) a fraction, the numerator of which is the Days Sales Outstanding as of the immediately preceding Cut-Off Date and the denominator of which is 360, times (c) 1.5.

“Settlement Date” means the twentieth (20th) day of each month, or if such date is not a Business Day, the following Business Day.

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“Settlement Period” means, in respect of each Purchaser Interest, the entire Tranche Period of such Purchaser Interest.

“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Adjustment” means ten basis points (0.10%).

“SOFR Floor” means a rate of interest per annum equal to 0 basis points (0%).

“SOFR Reserve Percentage” means, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.

“State Government Receivable” means a Receivable as to which the Obligor is a state or local government or a state or local governmental subdivision or agency in the United States of America.

“Stress Factor” means, for so long as the Servicer Rating Condition is satisfied, 2.00%, otherwise, 2.25%.

“Structuring Agent” has the meaning set forth in the preamble to this Agreement.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, (i) any corporation, limited liability company, partnership or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (ii) any other corporation, limited liability company, partnership or other entity of which ownership interests representing at least a majority of the ordinary voting power or, in the case of partnership, at least a majority of the general partnership interests, are, as of such date, directly or indirectly owned, controlled or held by the parent and/or one or more of its Subsidiaries; provided, however, that no Excluded Subsidiary shall be a “Subsidiary” of RPM-Delaware for purposes of this Agreement from (a) May 31,2010 until (b) the effective date of a bankruptcy plan of reorganization with respect to such Excluded Subsidiary or the earliest date after the effective date if as of such date, such entity would otherwise qualify as a “Subsidiary” of RPM-Delaware pursuant to this definition.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Terminating Tranche” has the meaning set forth in Section 4.3(b).

“Tranche Period” means, with respect to any Purchaser Interest:

1.
if Yield for such Purchaser Interest is calculated on the basis of the ~~LIBO~~Daily Simple SOFR or the Term SOFR Rate, a period of one~~, two, thr~~ee ~~or six months, or such oth~~e~~r p~~e~~r~~i~~od as may b~~e ~~mutua~~ll~~y agr~~ee~~ab~~le ~~to th~~e ~~app~~li~~cab~~le ~~Purchas~~e~~r and S~~e~~l~~le~~r,~~ month commencing on a Business Day selected by Seller or such Purchaser pursuant to this Agreement. Such Tranche Period shall end on the day in the applicable succeeding calendar month which

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corresponds numerically to the beginning day of such Tranche Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period shall end on the last Business Day of such succeeding month;
2.
~~if Y~~iel~~d for suc~~h- ~~Purchas~~e~~r~~ I~~nt~~e~~r~~e~~st is ca~~l~~cu~~l~~at~~e~~d on th~~e ~~bas~~i~~s of LM~~I~~R,~~ i~~n~~i~~tially, a p~~e~~r~~i~~od commencing~~-~~on a Busin~~e~~ss Day s~~e~~l~~e~~ct~~e~~d by S~~e~~ll~~e~~r and agr~~ee~~d to by th~~e ~~app~~li~~cab~~le ~~Purchas~~e~~r and~~ e~~nd~~i~~ng on th~~e l~~ast day of th~~e ~~ca~~le~~ndar month~~ i~~n which such~~

Business -Day falls, and - thereafter, -eaeh -ealendar-month while sueh- Purchaser Interest remains funded at LMIR-; or[reserved]; or

3.
if Yield for such Purchaser Interest is calculated on the basis of the Alternate Base Rate, a period commencing on a Business Day selected by Seller, provided that no such period shall exceed one month.

If any Tranche Period would end on a day which is not a Business Day, such Tranche Period shall end on the next succeeding Business Day, provided, however, that in the case of Tranche Periods corresponding to the ~~LIBO~~Daily Simple SOFR. the Term SOFR Rate ~~or - LM~~I~~R~~, if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day. In the case of any Tranche Period for any Purchaser Interest which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Tranche Period shall end on the Amortization Date. The duration of each Tranche Period which commences after the Amortization Date shall be of such duration as selected by the applicable Purchaser.

“Transaction Documents” means, collectively, this Agreement, each Purchase Notice, the Receivables Sale Agreement, each Collection Account Agreement, the Performance Undertaking, the EU Risk Retention Letter, the Fee Letter, the Subordinated Notes (as defined in the Receivables Sale Agreement) and all other instruments, documents and agreements required to be executed and delivered pursuant hereto.

“U.S. Government Securities Business Dav” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“UCC”means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“USD LIBOR” has the meaning set forth in Section 4,6(d)(iv)(1).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment,

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Requested Discount Rate:	[~~LMIR][LIBO~~Term SOFR Rate] [Daily Simple SOFR] [Alternate Base Rate]
Santander:
PNC:	[~~LMIR][LIBO~~Term SOFR Rate] [Daily Simple SOFR] [Alternate Base Rate]

Please credit the Purchase Price in immediately available funds to the following account:

Account Name:	RPM Funding Corporation
Account No.:	1131250418 PNC Bank 1900 East Ninth Street Cleveland, OH 44114
ABA No.:	043 000 096
SWIFT:	PNCCUS33
Reference:	Loan Proceeds
Telephone advice to:	Terri Wallace (330) 273-8818

In connection with the Incremental Purchase to be made on the above listed “Date of Purchase” (the “Purchase Date”), the Seller hereby certifies that the following statements are true on the date hereof, and will be true on the Purchase Date (before and after giving effect to the proposed Incremental Purchase):

1.
the representations and warranties of the Seller set forth in Section 5.1 of the Receivables Purchase Agreement are true and correct on and as of the Purchase Date as though made on and as of such date;
2.
no event has occurred and is continuing, or would result from the proposed Incremental Purchase, that will constitute an Amortization Event or a Potential Amortization Event;
3.
the Facility Termination Date has not occurred, the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%; and
4.
the amount of Aggregate Capital is $ after giving efffect to the Incremental Purchase to be made on the Purchase Date.

Very truly yours,

RPM FUNDING CORPORATION

By:
Name:
Title:

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TABLE OF CONTENTS

Page

ARTICLE I. PURCHASE ARRANGEMENTS
Section 1.1	Purchase Facility
Section 1.2	Increases
Section 1.3	Decreases
Section 1.4	Payment Requirements
ARTICLE II. PAYMENTS AND COLLECTIONS
Section 2.1	Payments
Section 2.2	Collections Prior to Amortization
Section 2.3	Collections Following Amortization
Section 2.4	Application of Collections
Section 2.5	Payment Rescission
Section 2.6	Maximum Purchaser Interests
Section 2.7	Clean Up Call
ARTICLE III. [RESERVED]		2
ARTICLE IV. PURCHASER FUNDING		2
Section 4.1	Purchaser Funding	2
Section 4.2	Yield Payments	2
Section 4.3	Selection and Continuation of Tranche Periods	2
Section 4.4	Discount Rates	3
Section 4.5	~~Inability to Determine the L1BO~~Conforming Changes Relating to Term SOFR Rate~~or LMIR~~	4
Section 4.6	~~Successor LIBO Rate or LMIR~~Term SOFR Rate Unascertainable; Increased Costs; Illegality	4
Section 4.7	Benchmark Replacement Setting	5
ARTICLE V. REPRESENTATIONS AND WARRANTIES		11
Section 5.1	Representations and Warranties of Seller	11
ARTICLE VI. CONDITIONS OF PURCHASES
Section 6.1	Conditions Precedent to Initial Incremental Purchase
Section 6.2	Conditions Precedent to All Purchases and Reinvestments
ARTICLE VII. COVENANTS

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TABLE OF CONTENTS

(continued)

Page

Section 11.12	Structuring Agent	12
Section 11.13	~~LIBOR~~Benchmark Replacement Notification	12
Section 11.14	Erroneous Payments	12
ARTICLE XII. ASSIGNMENTS; PARTICIPATIONS		15
Section 12.1	Assignments
Section 12.2	Participations
Section 12.3	Pledge to a Federal Reserve Bank
ARTICLE XIII. [reserved]
ARTICLE XIV. MISCELLANEOUS
Section 14.1	Waivers and Amendments
Section 14.2	Notices
Section 14.3	Ratable Payments
Section 14.4	Protection of Purchaser Interests
Section 14.5	Confidentiality
Section 14.6	[RESERVED]
Section 14.7	Limitation of Liability
Section 14.8	CHOICE OF LAW
Section 14.9	CONSENT TO JURISDICTION
Section 14.10	WAIVER OF JURY TRIAL
Section 14.11	Integration; Binding Effect; Survival of Terms
Section 14.12	Counterparts; Severability; Section References
Section 14.13	Characterization
Section 14.14	Acknowledgement and Consent to Bail-In of Affected Financial Institutions

750388319 14448925	S-2	Amendment No.8 to A&R RPA (RPM)

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